Exhibit 99.1

Date:	July 26, 2017

To:	MainSource Associates

From:	Jennifer Bullard, SVP, Director of Human Resources

Subject:	MainSource & First Financial Merger: Employee Questions & Answers

Associate Q&A: What does this change mean for you?

With the announcement of the merger of MainSource Bank with First Financial Bank, there are bound to be many questions about what the future looks like both for you personally as well as our merged company.  As decisions are made, regular communications will be forwarded to you to keep you aware and involved with our progress. We are excited about building a future with you and First Financial Bank, but we realize these types of changes can be difficult. We will be transparent regarding this process. Anticipating some immediate questions, we are providing this initial communication.

Q: How will I be impacted?

A: For now and the immediate future, both companies will operate our businesses in the manner we do today. Our primary goal will be seamless client service until the official transaction joining our two companies is closed (“Close”). The Close date is anticipated to be in the first quarter of 2018.

In the period beginning with the announcement of our two companies becoming one and ending with the Close, as well as after Close, both companies will be working together to develop a united corporate strategy and culture, which will include building combined teams, as well as determining associate programs and policies for the new organization. This means all associates in both companies will be impacted in some manner. However, it will take time to work through these changes.

The act of combining two companies will create areas of opportunity and areas of overlap.  In areas of overlap, some positions will be eliminated. The process for making these decisions will be thoughtful and fair. We will move quickly so that any impacts and the related timelines are known as early as possible. That said, part of the strategy for this merger is knowing that position eliminations will be considerably fewer than is ordinarily experienced in transactions of this kind.  Additionally, we have many months to leverage natural attrition and evaluate potential job reassignments.

Q: What will happen to my benefits or other associate programs?

A: For the remainder of 2017, there will be no changes to any associate programs, including benefits, compensation programs, or PTO policies. As part of the transition, we will be evaluating existing associate programs to determine the best fit for our new company. We will communicate any changes with associates as soon as possible.

Q: What is the timeline of combining our two companies?

A: We anticipate the transaction will close in the first quarter of 2018. Integration activities will begin now and continue to take place through 2018.

Q: What do I tell my customers about the new company?

A: Your business with us will not be immediately impacted. Both companies share customer-centered value propositions and operate with complementary business models, so customers will continue to receive great service. As the two companies are integrated you will receive advance notification of any changes and we will work hard to minimize inconvenience.

Q: I thought we were a strong company. Why are we doing this?

A: You are right! We are electing to merge with First Financial Bank at this time because it is a strategic move for both companies. Achieving our level of performance while remaining independent will continue to be  more challenging. Merging enables us to combine our assets and talent such that we are better positioned for longevity, reduced job elimination and a strengthened common footprint. We will gain efficiencies, be able to make technology investments to benefit a more digitized customer base, and elevate our presence. This merger also prepares us to manage the regulatory obligations that become more intense with growth. We are preparing for the future from a position of strength.

Q: What do we know about the future leadership team of our combined company?

A: Claude Davis, current President and CEO of First Financial Bank, will transition to Executive Chairman and focus on Board leadership, strategic planning and corporate growth. Archie Brown, MainSource Bank’s President and CEO, we retain that title in the new company and will lead the business lines and day to day operations.

We will have blended the executive leadership teams as we prepare for the future. Please refer to the following information for additional insight.

•                  Claude Davis, Executive Chairman

•                  Archie Brown, President & CEO

•                  Tony Stollings, Chief Banking Officer

•                  Jamie Anderson, Chief Financial Officer

•                  Rick Dennen, Commercial Finance

•                  John Gavigan, Chief Administrative Officer

•                  Bill Harrod, Chief Credit Officer

•                  Shannon Kuhl, Chief Risk Officer

•                  Karen Woods, General Counsel

•                  Chris Harrison, Head of Consumer Banking

Q: What do I tell my vendors about the new company?

A: You are critical to our business and quality service will be more valuable than ever. As the two companies are integrated you will receive timely notification of any changes.

Q: What is the process for submitting questions and receiving updates?

A: To keep all associates as informed as possible, we will send out regular communications to answer your questions. Please submit any questions regarding this merger to merger@mainsourcefinancial.com.

We will update you with the answers to your questions as decisions are made.